Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”), dated as of May 3, 2006 (the “Effective Date”), is made by and among Philip D. Barnes (“Barnes”), Propex Fabrics Inc. (“Propex”) and Propex Fabrics Holdings Inc. (“Holdings”).

WITNESSETH:

WHEREAS, on December 1, 2004, Propex and Barnes entered into an employment relationship governed by that certain letter agreement between Propex and Barnes dated as of such date (the “Letter Agreement”);

WHEREAS, the parties have determined to terminate the Letter Agreement and sever the employment relationship effective as of January 1, 2007 (the “Separation Date”);

WHEREAS, Barnes has also served as an officer and/or director of Propex, Holdings and some or all of their affiliated companies; and

WHEREAS, as of the Effective Date, Barnes has resigned from all offices and directorships of Propex, Holdings and their affiliated companies other than Vice President and CFO of Propex and Holdings.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Termination of Employment. Barnes will resign as Vice President and CFO of Propex and Holdings, and Barnes’ employment with Propex, Holdings and their affiliated companies, will terminate effective as of the Separation Date. The Letter Agreement shall also be deemed terminated and of no further force and effect as of the Separation Date. After the Separation Date, Barnes shall receive no further compensation or benefits from Propex, Holdings or any of their affiliated companies other than as provided herein and except for any bonus payable pursuant to the 2006 Bonus Plan and any vested accrued benefits Barnes has with respect to any earned but unused vacation or any “employee benefit plan” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, that is maintained or sponsored by Propex, Holdings or any of their affiliated companies (the “Vested Accrued Benefits”).

2. Payments. On the Separation Date, Barnes shall receive a lump-sum severance payment in cash (less any applicable statutory withholdings or deductions) of Four Hundred Eighty-Seven Thousand Five Hundred and No/100 Dollars ($487,500). The date that such payment is made is referred to herein as the “Initial Payment Date”. In addition, Propex shall reimburse Barnes for up to Thirty Thousand and No/100 Dollars ($30,000) of the actual out-of-pocket expenses paid by Barnes to third parties for outplacement, professional education, legal, and other job search services and employment matters provided through January 1, 2008.

3. Confidentiality Obligations. Barnes agrees that he will not make use of or disclose, without the prior consent of Propex, any Confidential Information (as hereinafter defined) relating to Propex, Holdings or any of their affiliated companies, and further agrees that he will return to Propex at the request of Propex all written materials in his possession at any time embodying any such Confidential Information. For purposes of this Agreement, “Confidential Information” includes information conveyed or assigned to Barnes or known to, conceived, compiled, created, developed, discovered, used, or obtained by Barnes during his employment relationship with or association with Propex, Holdings or any of their affiliated companies or any of their predecessors which concerns the business or affairs of Propex, Holdings or any of their affiliated companies. Without limiting the generality of the foregoing, “Confidential Information” includes information relating to inventions, trade secrets, technologies, algorithms, source codes, passwords, databases, software, products, services, finances, business plans, marketing plans, forecasts, projections, legal affairs, supplier relationships, customer relationships, potential customers and suppliers, business prospects, business opportunities, personnel assignments, policies of every kind, compensation and benefits, employees, contracts, assets or liabilities of Propex, Holdings or any of their affiliated companies and information made available to Propex, Holdings or any of their affiliated companies by other parties under a confidential relationship. “Confidential Information,” however, shall not include information: (a) which is, at the time in question, in the public domain through no act of Barnes, (b) which is required by court or governmental order, law or regulation to be disclosed, or (c) which Propex has expressly given Barnes the right to disclose pursuant to a separate written agreement.

4. Non-Compete Obligations. In consideration of the payments made and to be made to Barnes hereunder and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Barnes agrees that during the “Non-Compete Term” (as defined below) he will not:

(a) represent, engage in, carry on, or have a financial interest in, directly or indirectly, individually, as a partner of a partnership or member of a limited liability company, equity owner, stockholder (other than as a stockholder of less than one percent (1%) of the issued and outstanding stock of a publicly-held company whose gross assets exceed $100 million), investor, owner, officer, director, trustee, manager, employee, agent, associate or consultant, any business which directly competes with any of the services or products produced, sold, conducted, developed, or in the process of development by Propex, its parent or any of its subsidiaries or other affiliated companies on the Separation Date within a 300 mile radius of Austell, Georgia;

(b) directly or indirectly, whether as a principal, agent, officer, director, employee, consultant, independent contractor or otherwise, alone, in association with or on behalf of any other person, firm, corporation or other business organization, solicit, sell, call upon, advise, do or attempt to do business with or otherwise contact any customer of Propex, its parent or any of its subsidiaries or other affiliated companies as of the Separation Date;

(c) directly or indirectly, whether as a principal, agent, officer, director, employee, consultant, independent contractor or otherwise, alone, in association with or on behalf of any other person, firm, corporation or other business organization, hire, attempt to hire, or assist in hiring any employee of Propex, its parent or any of its subsidiaries or other affiliated companies, or encourage any such employee to terminate his/her employment with Propex, its parent, subsidiaries or other affiliated companies;

(d) directly or indirectly, whether as a principal, agent, officer, director, employee, consultant, independent contractor or otherwise, alone, in association with or on behalf of any other person, firm, corporation or other business organization, solicit, encourage or induce any customer, supplier or other person, firm, corporation or other business organization having a business relationship with Propex, its parent or any of its subsidiaries or other affiliated companies to reduce, curtail, limit or terminate his, her or its business with Propex, its parent or any of its subsidiaries or other affiliated companies; or

(e) make any statement (orally or in writing) about Propex, its parent or any of its subsidiaries or affiliated companies or any of their products or services, which statement could reasonably be expected to be detrimental to Propex, its parent or any of its subsidiaries or other affiliated companies or the marketing or sale of any of their products or services.

The term “Non-Compete Term” means the period beginning on the Separation Date and ending on April 1, 2008.

Barnes acknowledges that the limitations set forth herein on Barnes’ rights to compete with Propex, its parent, subsidiaries and other affiliated companies are reasonable and necessary for the protection of Propex, its parent, subsidiaries and other affiliated companies. In this regard, Barnes hereby specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on Barnes’ activities specified herein, are reasonable and necessary for the protection of Propex, its parent, subsidiaries and other affiliated companies. Barnes agrees that, in the event that the provisions of this Section 4 should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, such provisions shall be and are hereby reformed to the maximum scope of business, time or geographic limitations permitted by applicable law.

Barnes acknowledges and agrees that the breach of any of the covenants made by Barnes in Section 3 or this Section 4 would cause irreparable injury to Propex, which could not sufficiently be remedied by monetary damages; and, therefore, that Propex shall be entitled to obtain such equitable relief as declaratory judgments, temporary, preliminary and permanent injunctions and orders of specific performance, without in any case the posting of any bond, to enforce those covenants or to prohibit any act or omission by Barnes that constitutes a breach thereof. If a party must bring suit to interpret and/or enforce this Agreement or to defend any such action, the prevailing party shall be entitled to recover its attorneys’ fees and costs related thereto.

5. Consulting Arrangement. During the period (the “Consulting Period”) beginning on the Separation Date and ending on April 1, 2008, Barnes shall make himself available to consult with Propex, Holdings and their affiliated companies with respect to their businesses and operations at such reasonable times as may be requested by Propex on reasonable notice to Barnes. On or before the twentieth day of each month during the Consulting Period, beginning on January 20, 2007 and ending on March 20, 2008, Barnes shall receive a consulting services fee in cash (less any applicable statutory withholdings or deductions) of Twenty-One Thousand Six Hundred Sixty-Seven and No/100 Dollars ($21,667). Propex and Holdings shall promptly reimburse Barnes for out-of-pocket expenses incurred in providing such consultation. Such consultation is not contemplated to require more than a moderate amount of Barnes’ time on a monthly basis, and it is not intended to interfere with Barnes’ ability to accept a full-time position.

6. Continuation of Health Care Benefits. Barnes will be eligible for continued health (medical/dental/vision) care insurance in accordance with the Consolidated Omnibus Budget Reconciliation Act (COBRA) for eighteen months from the Separation Date, if Barnes elects coverage, at Propex’s sole cost and expense. Barnes shall promptly notify Propex of any change of status, such as reemployment, which would affect his rights to continued coverage under COBRA.

7. Stock Options. Barnes has been previously granted 5,000 options to purchase capital stock of Holdings pursuant to that certain Nonqualified Stock Option Agreement for Employees between Barnes and Holdings (the “Option Agreement”). Notwithstanding any term or provision of the Option Agreement, Holdings agrees that, as of the Effective Date, 25% of said options (1,250 shares of the 5,000 shares) shall be “Vested” (as defined in the Option Agreement) and fully exercisable. Provided that Barnes has not been previously terminated “For Cause” (as defined in the Letter Agreement), 50% of said options (2,500 shares of the 5,000 shares) shall be Vested as of December 1, 2006, and 75% of said options (3,750 shares of the 5,000 shares) shall be Vested as of December 1, 2007. The remaining 25% of said options (1,250 shares of the 5,000 shares) are hereby terminated and shall not be exercisable. Upon the occurrence of a “Change of Control” (as defined in the Option Agreement) any time prior to December 1, 2007, 75% of the options granted under the Option Agreement (3,750 shares of the 5,000 shares) shall immediately be Vested and fully exercisable. Upon occurrence of the 30th day following Barnes’ receipt of written notice of a Change of Control, all options to purchase 3,750 shares as set forth in this Section 7, Vested or not, shall terminate and expire. Barnes agrees that, except as otherwise expressly provided in this paragraph, all stock option and other rights, if any, of Barnes to acquire any capital stock or other equity interest in Propex, Holdings or any of their affiliated companies have been and are hereby cancelled and terminated. The Propex parties agree that any permitted discretionary decisions made pursuant to the Option Agreement regarding Barnes’ stock options as set forth in this Section 7 shall be no less favorable than those similar decisions generally affecting the stock options of other officials or executives of the Propex parties.

8. Stock Repurchase. Holdings hereby waives its right under Section 4 of that certain Propex Fabrics Holdings Inc. Employee Stockholders Agreement (the “Stockholders Agreement”), to require Barnes to sell Shares (as defined in the Stockholders Agreement) beneficially owned by Barnes to Company Eligible Offerees (as defined in the Stockholders Agreement). The foregoing waiver shall immediately terminate in the event that Barnes becomes employed by any Competitor (as defined in the Stockholders Agreement).

9. Resignation as Officer and Director. As of the Effective Date, Barnes has and does hereby resign from all offices and directorships of Propex and Holdings and any of their affiliated companies other than Vice President and CFO of Propex and Holdings. Barnes hereby resigns as Vice President and CFO of Propex and Holdings effective as of the Separation Date.

10. Job References for Barnes. Propex and Holdings agree that any requests for information regarding Barnes’ tenure and/or performance as Vice President and CFO of Propex and Holdings will be referred to the Sterling Group, Attn: Mr. Hunter Nelson.

11. Waiver and Release by Barnes. Barnes, on behalf of himself, his heirs, executors, successors, administrators and assigns (collectively, “Barnes Parties”), knowingly and voluntarily hereby discharges and releases Propex, Holdings, their respective subsidiaries, affiliated companies and minority owned companies and their respective predecessors, successors and assigns their respective officers, stockholders, employees, directors, attorneys, and insurers (the “Propex Parties”) from and waives any claims, demands, liabilities, obligations, rights, damages and/or causes of action whatsoever, presently known or unknown, that are based upon or arise in connection with any act, omission or fact occurring prior to the Effective Date, including but not limited to the following: (a) any statutory claims under the Age Discrimination in Employment Act of 1967 and as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Acts of 1964 and 1991, the Employee

Retirement Income Security Act of 1974, or arising from any federal, state or local statute, ordinance or regulation, (b) any common law, tort or contract claims, including but not limited to, claims arising under any written or oral agreements between Barnes and any of the Propex Parties, and (c) any claims, matters or actions related to Barnes’ employment and/or affiliation with, or separation from Propex, Holdings or their affiliated companies; SAVE AND EXCEPT only (i) rights that cannot be waived under mandatory provisions of applicable law, (ii) Barnes’ rights under this Agreement and (iii) Barnes’ rights to the Vested Accrued Benefits.

12. Waiver and Release by Propex and Holdings. Propex and Holdings, on behalf of themselves and all of their all affiliated entities and their respective predecessors, successors, and assigns (the “Propex Releasing Parties”) hereby fully and finally discharge and release the Barnes Parties and their attorneys from any and all claims and causes of action of whatsoever nature, whether known or unknown that are based upon or arise in connection with any act, fact or omission occurring prior to the Effective Date SAVE AND EXCEPT only the rights of the Propex Releasing Parties under this Agreement. The Propex Releasing Parties acknowledge that Barnes has returned all property due to be returned to them.

13. Certain Acknowledgements, Representations and Agreements. Barnes acknowledges, represents and agrees (a) that he has been fully informed and is fully aware of his right to discuss any and all aspects of this matter with an attorney of his choice, (b) that he has carefully read and fully understands all of the provisions of this Agreement, (c) that he has had sufficient time to consider fully this Agreement and has knowingly and voluntarily elected to execute and deliver this Agreement after having had sufficient time to consider it, and (d) that he accepts the terms of this Agreement as fair and equitable under all the circumstances and voluntarily executes this Agreement.

14. Notices. All notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and shall be considered delivered to the recipient when actually delivered to the recipient in person, by United States mail, next day delivery services such as FedEx and UPS, courier, telegram or facsimile transmission. The address of Propex and Holdings for purposes of notice shall be 260 The Bluffs, Austell, Georgia 30168 or such other address as may specified by Propex by notice to Barnes. The address of Barnes for purposes of notice shall be 4787 Crest Park Lane, Marietta, GA 30068 or such other address as may be specified by Barnes by notice to Propex.

15. Entire Agreement. This Agreement sets forth the entire agreement between Barnes, Propex and Holdings and supercedes any prior understandings or oral agreements among the parties with respect to the subject matter hereof or any employment relationship between Barnes and Propex, Holdings or any of their affiliated companies. No one has promised Barnes anything that is different from what is set forth in this Agreement. No other promises or agreements shall be binding upon Barnes, Propex or Holdings with respect to the subject matter of this Agreement unless separately agreed to in writing. Except as provided in Section 14, this Agreement may be modified or amended or any provision hereof waived only by a written instrument signed by all of the parties hereto.

16. Modification and Severability. If a court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully legal, valid or enforceable. If such court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision shall be severed from this Agreement, this Agreement and the rights and obligations of the parties hereto shall be construed as if this Agreement did not contain such severed provision, and this Agreement otherwise shall remain in full force and effect.

17. Assignability; Binding Effect. Neither this Agreement nor any interest herein may be assigned, directly or indirectly, by Barnes without the prior written consent of Propex. This Agreement and any interest herein is freely assignable, directly or indirectly, by Propex and Holdings. This Agreement shall be binding upon and inure to the benefit of Barnes and his heirs, legal representatives and permitted successors and assigns, and Propex and Holdings and their respective successors and assigns.

18. Multiple Counterparts. This Agreement may be executed by the parties hereto in multiple counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one and the same instrument. The officer executing this Agreement on behalf of Propex and Holdings represents that he has the requisite authority to do so and bind each such entity.

19. Controlling Law. This Agreement has been made in the State of Georgia and Georgia law applies to it. If any part is found to be invalid, the remaining parts of the Agreement will remain in effect as if there were no invalid part.

PROPEX FABRICS INC.

By:	/s/ J. F. Dana
Name:	Joseph F. Dana
Title:	President & CEO
Date:	May 3, 2006

PROPEX FABRICS HOLDINGS INC.

By:	/s/ J. F. Dana
Name:	Joseph F. Dana
Title:	President & CEO
Date:	May 3, 2006

/s/ Philip D. Barnes

Philip D. Barnes

Date: May 3, 2006